Exhibit 10.28

San Diego	Miami	Shanghai	Hong Kong Shanghai	New York
West Coast, US Office San Diego, California Tel: (760) 994.0034		China Corporate Office Pudong District, Shanghai Tel: (86) 138-1227-1616 www.HCInternational.net		East Coast, US Office North Salem, New York Tel: (914) 669.0222

Investor Relations Consulting Agreement

投资者关系咨询服务合同书

THIS CONSULTING AGREEMENT (“Agreement”) is made this 12th day of March 2010, by and between Wowjoint Holdings Limited (fka “China Fundamental Acquisition Corporate”), referred to by “Wowjoint or the Company”(OTC BB: CFQCF) and Hayden Communications International, Inc., a Florida Corporation (hereinafter referred collectively as the “Consultant” or “HCI”).

此协议在Wowjoint Holdings Limited (OTC BB: CFQCF)（在此称为 “ 公司 ” ）与海顿咨询国际 公司（成立于美国佛罗里达，这里称为 ”Consultant”  或者 ” HCI” ）之间于 2010年3月12日生效。

EXPLANATORY STATEMENT  协议解释

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

HCI公司确认已经向公司证明其在金融和公关咨询方面的专长，而且拥有企业财务，公司投资者关系和公共关系方面的知识和经验。公司会受益于HCI公司的专业知识，专长，和经验，公司期待在此协议&# 26465;款下雇用HCI公司的咨询服务。

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

因此，现在考虑到双方的协议和在此的立约，以及在此包含的其他有价值的考虑，兹承认经过进一步的了解，双方同意如下条款。

I.	Consulting Services 咨询服务

1.1           HCI agrees that for a period of twelve (12) months commencing March 12, 2010, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company as it relates to financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HCI has knowledge or expertise.

1.1      HCI公司同意从2010年3月12日开始的12个月内，公司将合理的在正常商业时间内 3719;得HCI公司关于公司所在行业和商业，金融市场，竞争者，商业并购和其他方面的咨询，建议。

1.2           HCI shall render services to the Company as an independent contractor, and not as an employee.   All services rendered by HCI on behalf of the Company shall be performed to the best of HCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors, including articulating WowJoint’s  investment story and highlights; building and maintaining relationships with supporters of the stock, including institutional investors and sell-side analysts; increasing the Company participation in investment conferences focused on the international based small-cap companies; achieving a fair market value for the Company’ stock; and significantly increasing the Company’ s exposure in the financial market.

1.2        HCI公司作为独立的合同方而不是雇员给公司提供服务。HCI公司必须尽最大能力给公司提供服务包括公司整体的商业计划与公司管理层和董事会的目标  ，包括详细阐述投资Wowjoint 的情况和要点，建立和维持与股票支持者包括机构投资者和卖方分析师的关系，增加公司参加聚焦于国际小型公司的投资会议，为公司股价获得一个合理的市场价值，极大的提高公司在资本市场的知名度。

II.	Scope of Services, Programs and Deliverables
           服务、策划和活动范围

HCI will develop, implement, and maintain an ongoing stock market support system for Wowjoint with the general objective of expanding awareness in Wowjoint among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

HCI将开发，实施并维护Wowjoint 的股票市场系统，目标是扩大公司股票在股票经纪人，分析师，中小基金经理，做市商和财经金融出版物当中的知名度。

1.           INVESTMENT COMMUNITY AWARENESS    拓展客户在专业投资机构中的知名度

A.
Introductions to professionals worldwide at select firms, with a focus on members of the financial community in various geographic regions. The targeted group of professionals, which would be drawn from HCI’s proprietary database of contacts will be a subset of the following:

1.	Over 25,000 High Net Worth investors
2.	Over 15,000 Equity Brokers

3.	Over 750 Analysts (700 Buy-Side and 50 Sell Side), both generalists and industry specialists.
4.	Over 3,000 Micro-Cap Portfolio/Hedge Fund Managers
5.	Over 100 Market Makers (both retail and wholesale)
6.	Over 100 Financial, Trade and Industry Publications
B.	Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond HCI’s current database through the utilization of subscription-based services.
C.
Broker Teach-Ins on “Why Invest in China” which drills down into the reasons to allocate capital to China based companies and finishes on HCI’s client portfolio and why it’s ideally positioned in the fastest growing sectors.

D.
Introductions to High Net-Worth accredited investors who build positions in China- based micro-cap companies and are familiar with other companies which HCI currently and previously represented. This is a very important component of the IR strategy during the coming year.

E.
Broker conference calls/meetings arranged by HCI in select cities (and at compatible times) with top management at Wowjoint.  The following cities encompass locations HCI typically travels to for Road Shows - New York, Boston, Dallas, Houston, Denver, Atlanta, Phoenix/Scottsdale, Milwaukee, Cleveland, Chicago, Minneapolis, Southern Florida, Southern California, San Francisco and Washington D.C.,  Hong Kong, Beijing, Shanghai, Toronto, Canada, and various cities in Europe. HCI will seed markets prior to effectuating road shows and will only incorporate areas of significant interest. Other interested parties can be introduced via conference calls.

F.
“Virtual Road Shows” – HCI will assist management in hosting live investor presentations which will be webcasted from management’s locale. This will be by invitation only and participants will be comprised of shareholders, institutional and retail investors, and buy/sell side analysts.

G.	Road Show assistance in China – facilitate key meetings and road shows at Wowjoint facilities. This will be for large investors and will also be part of Institutional Brokerage Firm scheduled trips.
H.	All interested parties will be continually updated ofWowjoint’s progress via phone conversations and through HCI’s fax/e-mail list for news releases.
I.
Featuring Wowjoint in future editions of the HC International Newsletter which is distributed to over 25,000 professional and high-net worth investors on a quarterly basis in the US, Canada, Europe and China. Each feature includes a summary of each respective client’s recent operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis.

J.
HCI will screen all investment firms for upcoming financial conferences, which would be appropriate for Wowjoint. HCI will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

A.	有选择地向主要位于美国、加拿大、欧洲和亚洲的投资机构介绍客户公司及公司股票。HCI将从HCI公司如下所列的数据库中挑选合适的投资者：
1.	超过25,000个高净资产投资人
2.	超过15000多个证券经纪人
3.	超过750多名分析师（包括７００多名买方分析师和５０名卖方分析师），既有行业分析师也有通用分析师
4.	超过 3,000多个中小股票基金经理和对冲基金经理
5.	超过100多个市场经纪人，既包括小宗也有大宗交易的经纪人

6.	超过100个金融交易和商业出版物
B.	通过使用投资者服务和其他网上工具，向HCI数据库之外的买方和卖方基金经理和分析师推介客户股票。
C.	面向经纪人的“为何投资中国”讲座来阐述在美上市的中国公司的投资价值，并进一步引申到公司的具体介绍以及投资热点
D.	引入在中国建立市场的高净值投资者，小型公司和我公司现任和前任熟悉其他公司的代表。这是今后一年投资人关系战略最重要的组成部分
E.	由HCI公司安排的公司管理层在特定城市与经纪人的电话会议和会晤会议。每年HCI安排会晤会议的城市有：纽约，巴尔的摩，波士顿，达拉斯，丹佛，休斯顿，亚特兰大，菲尼克斯，夏洛特，芝加哥，明尼阿 7874;利斯，南佛罗里达，南加州，旧金山，圣路易斯，华盛顿，香港，北京，上海，多伦多，以及欧洲其它一些城市。HCI会在路演前分析整理并安排最佳方案。
F.	“网络路演”－HCI公司会协助公司管理层主办网络发布的演讲。邀请的参加者包括股东，机构和散户投资者，买方／卖方的分析师。
G.	帮助在中国的路演 — HCI的管理层将会帮助安排金融专家在贵公司会面。主要针对较大投资人也会成为经纪机构时间表中的一部分。
H.	所有有兴趣的投资人都将通过电话会议和传真、邮件方式获取CHSQ的进展情况和新闻通告。
I.	把Wowjoint 列入HCI公司每季度一版的客户期刊中，HCI客户期刊将被发送到美国，加拿大，中国，欧洲的25,000多个专业人士和资本雄厚的投资者手中。客户期刊包含HCI客户的运营总结，并附有建设性意见的行业说 126;，以帮助投资者更好地把握投资机会。HCI不提供投资推荐，但HCI会根据公开发表的信息提供事实和数据。
J.	HCI将关注所有即将召开的金融会议，从中关注适合公司的投资机构。 HCI将通过适当的渠道，为客户的管理团队寻找机会，在合适的金融会议上进行推介。

2.           SHAREHOLDER COMMUNICATIONS     股东沟通

A.
Understand the financials and all operating metrics of the Company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist those interested in completing their due diligence. This activity enables management to focus on executing its business plan.

B.
Handle investor requests for timely information via the telephone and e-mail. HCI will have a knowledgeable team member available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This helps shareholder retention by showing that the Company is shareholder friendly and proactive in its communication efforts.

C.
Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported.

D.
Host Quarterly Conference Calls to accompany the earnings release. HCI will assist with scripting these calls and monitoring continuity to ensure a smooth roll-out for investors. The calls will be especially important as they will represent some of the first interactions between the Company and a broader investor audience.

A.	全面了解客户的财务数据和运营策略，促进与现有投资人和潜在投资人的互动，传递必要的信息，协助专业人士完成调查研究。这将帮助管理层获得更多的时间来执行相关的业务计划。
B.	通过电 话和电子邮件及时处理来自投 资者的询问和意见。 HCI 将在市场交易时间里安排一个熟悉客 户的经验丰富的工作人员回答所有投 资者的询问，并定期更新股东数据。 这是一个需要花费大量时间的工作。 HCI的工作能够帮助 客户的管理团队节约时间和精力，以便集中精力更好地执行公司的商业计划。同时也能显示公司对股东非常友好，愿意花费精力与股东进行交流。
C.	每季度联系股东一次，收集来自股东对公司发展和管理团队执行能力的反馈意见。开展对话，扩大和更新数据库，当公司发生重大事件，及时通知主要股东。
D.	组织协调季度盈利发布的季度电话会议，HCI将协助公司准备季度电话会议的文稿，并保证公司对股东形象的一致性。这是非常重要的,因为这是公司和投资者的最初的广泛互动。

3.	MEDIA RELATIONS 媒体关系

            Financial Newsletter, Business and Industry Publication Campaigning
HCI will work with its press contacts and individual financial newsletters editors to solicit articles and/or recommendations for Wowjoint. The business publications HCI has relationships with include Business Week, Fortune, Investor’s Business Daily, Wall Street Journal, among others. The financial newsletters HCI targets have a paid subscription base of investors focused mainly on micro-cap stocks and do not solicit compensation for coverage.  A “Buy Recommendation” can produce a great deal of new investor interest and lends third party support and opinion.  There are several newsletters and financial websites which have initiated China coverage and will be HCI’s immediate focus, including Robert Hsu’s China Strategy, Uncommon Wisdom, www.hexun.com, www.chinasecurities.com, NAI500, www.yangcai168.com, www.smallcappulse.com. Additionally, HCI will build a target list of publications which follow the consumer products sector to ensure the company is properly positioned.

金融时事通讯和商业出版的活动
HCI将与HCI的媒体关系和金融期刊主编等合作，促进关于Wowjoint 股票的报道并列入更多的“购买建议”。与HCI有合作关系的商业出版物有：商业周刊，财富杂志，每日投资，华尔街日报，以及其它一些出版物等等。HCI锁定的金融时事通讯拥有一批付费的读者用户，这些用户主要是 小型股票投资者。在这些金融期刊上的一个“股票购买建议”将会产生大量的新的投资者，而且还会获得第三方的支持和意见。其中一些期刊和网站已开始包括中国市场的研究，例如Robert Hsu的中国策略，Uncommon Wisdom, www.hexun.com, www.chinasecurities.com, NAI500, www.yangcai168.com, www.smallcappulse.com.这将是HCI最初的关注对象。同时，< font style="DISPLAY: inline; FONT-FAMILY: Times New Roman">HCI会建立一个针对消费品的出版物目录以确定公司的合理定位。

4.	THE FINANCIAL PRESS 财经新闻发布

HCI will assist senior management to draft and complete press releases on all material events as deemed by the Company and consistent with market standards. Management and corporate counsel will approve all releases before they are sent to the wire.  HCI will disseminate news releases electronically to HCI’s established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in Wowjoint.

HCI将协助公司高级管理人员起草并完成公司符合行业标准的重大新闻发布。在发布这些新闻前，所有这些新闻都将得到公司管理人员和咨询委员会的审核和认同。在公司的指导下，HCI 将通过传真和电子邮件的形式把客户的公司新闻发布给HCI数据库中的专业金融人士，主要包括：专刊分析师，经纪人，基金经理，个人投资者，货币基金经理，公司现在的股东和已表示有意愿投资公司的潜在股东。

5.	PUBLIC MARKET INSIGHT 公共市场洞察力

HCI staff counsels and educates senior management on the life cycle of the financial markets and most importantly how CHINA FUNDAMENTAL ACQUISITION CORPORATE is impacted directly and indirectly by different macro and micro-economic variables. The Team at HCI leverages its collective expertise gained on Wall Street, in addition to representing over 200 public companies, to help HCI’s clients understand setting and managing expectations, in addition to the valuations, perceptions, and investment methodologies utilized by investment professionals. HCI believes this consulting aspect of HCI’s business is extremely valuable for management to optimize key opportunities and to avoid pitfalls, which periodically have long-term significant implications. HCI will also take a key role in introducing and interviewing in concert with management applicable investment banking partners to facilitate potential capital raises.

HCI的团队将引导和帮助公司高级管理团队理解金融市场的周期性及被不同的宏观和微观经济因素对Wowjoint 产生的直接、间接的影响。HCI团队将利用已服务过的200多家客户所获得的经验，同时站在买方和卖方的角度来帮助HCI的客户理解预期、公司价值评估、投资人士经常使用的投资理念等金融知识。HCI相信这方面的咨询服务 对公司的管理团队非常重要，因为可以帮助公司管理层更好地利用机遇，并防止公司发生一些失误和缺陷，这通常会对公司产生长期的影响。HCI将在介绍和会见适当投资银行合伙人时起到关键作用，协助潜在融资活动。

III.           Agenda 日程表

As part of its ongoing commitment and partnership with the Company, HCI will educate senior management on the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HCI can also help access acquisition candidates plus discuss the financial impacts and longer term implications.

作为持续的责任和合作方，HCI将帮助高级管理层了解建立保守态度的重要性并且不同的公司行为可能被感觉或者影响公司在金融市场的情况。HCI能帮助获取兼并对象，讨论对公司的财务影响和长期对&# 20844;司的影响。

Timeline    时间表

FIRST 30 DAYS  第一个月

A.	Spend significant time with management to understand the business plan, financial forecasts, capital expenditure and cash flow projections.
B.
Create a two-page Corporate Profile, which clearly articulates CHINA FUNDAMENTAL ACQUISITION CORPORATE current business and financial position, as well as its strategy for future growth. This is an important marketing piece for investors to quickly learn about the company.

C.
Review and update PowerPoint presentation utilizing HCI’s preferred format. HCI will utilize proprietary research, feedback from conversations and meetings to incorporate and improve the Investor PowerPoint and message delivery. UPDATED AT LEAST ONE TIME PER QUARTER.

D.
Assist and provide input for all corporate press releases including both creation and ongoing revisions.  HCI will assist by providing additional fact finding and other market research which will help the context and delivery of the message. THIS WILL BE AN ONGOING INITIATIVE AND OBJECTIVE.

E.
Create a formal investor package and update accordingly.  HCI will mail these directly upon investor request. Generally this will include a two page corporate profile, PowerPoint and recent quarterly/annual press releases. Often times HCI sends these electronically but HCI can also accommodate printed requests professionally presented in an IR folder.

F.
Include CHINA FUNDAMENTAL ACQUISITION CORPORATE in a new client feature plus include in future editions of the HCI Client Newsletter with the Winter Mid-Quarter newsletter slated for distribution on March 10, 2010 and Spring 2010 newsletter slated for distribution on April 15, 2010. Include on www.HCInternational.net website. HCI will have the Company on HCI’s website within two weeks.

G.
Include Wowjoint in HCI International’s “Why Invest in China” presentation materials. Continue to do teach-in’s at various brokerage offices through the US, Canada and Europe. HCI has allocated $100,000 of its own capital to visit 100 offices which will cover approximately 2,500 PLUS brokers. Provide feedback to management on activities and results. THIS WILL BE AN ONGOING ACTIVITY.

H.
Road Show assistance in China – facilitate key meetings and road shows at WowJoint.  This will be for large investors and will also be part of Institutional Brokerage Firm scheduled trips.  THIS WILL BE ONGOING.

I.
HCI staff counsels senior management on all aspects of the capital markets and most importantly how CHINA FUNDAMENTAL ACQUISITION CORPORATE is impacted directly and indirectly by different macro and micro-economic variables. HCI staff to conduct a proprietary training program “Success in US Capital Markets” for the Wowjoint team. The goal is to enable management to optimize key opportunities and to avoid pitfalls, both which have long-term positive implications.  THIS WILL BE ONGOING.

J.
 HCI will assist Wojoint to conduct and host Q4 and FY2009 earnings call.   This will include full script creation, Q&A/FAQ compilation and practice.  Incorporate feedback and key concepts into prepared remarks.  Schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date). Call outs to maximize attendance and gather feedback to improve ongoing public correspondence.

A.	大部分时间与管理层沟通公司在中国的业务，了解公司的商业计划，财务预测，资本需求和现金流预计．

B.	编制两页内容的公司简介，明确说明公司当前的业务和财务状况以及未来发展战略。这个是一个非常重要的信息以便投资者很快了解公司。
C.	使用HCI首选的格式更新投资者PPT演示稿。HCI公司将使用从对话和会议中的得到的研究和反馈来提高投资者的演示稿和信息的传递。至少在每个季度或公司有重大变革的情形下$ 827;行一次跟进式的更新。
D.	为所有公司的新闻公告提供帮助和HCI的修改，包括写初稿和修改稿。HCI将帮助提供其他的内容发现和其他市场研究 来帮助新闻稿的内容和信息的传播。这将是一个持续不断& #30340;目的。
E.	编制正式的投资者介绍文件夹并随时更新。HCI将应投资者的请求直接邮寄投资者文件夹。 一般包括2页的公司介绍，PPT演示稿和最近季度/年度报告和&# 26032;闻公告。HCI一般以电子邮件的方式发出，不过有时通过信件发给投资者。
F.	将公司包括在新客户的特稿里并在后续的HCI客户期刊中加入Wowjoint 的内容。公司的冬季季中特稿在2010年3月10号发布，下一期春季特稿将在2010年4月15日发布。HCI会在两个星期内在HCI公司的网站http://www.HCInternational.net上介绍贵公司。
G.	将公司包括在HCI“为什么投资中国”的演讲材料中，继续在美国、加拿大和欧洲不同的经纪人公司进行演讲，HCI计划在09-10年预算花费十万美元来对100 个经纪公司的超过3500名的经纪人作这一推介。为管理层提供这些活动及效果的反馈，这将是持续进行的项目。
H.	帮助公司在中 国进行路演 – 帮助安排关键会议和在公司总部 的路演，这将是为大投资者安排的活 动并且是机构经纪人公司安排的访问的 一部分，这将是个持续的 项目。
I.	HCI的人员为高级管理层提供所有关于资本市场的顾问工作，尤其是公司是如何受到不同宏观和微观经济因素的影响，HCI的人员会为公司的管理层提供一个关于“美国资本市场的成功”的讲座。这个活动的目的是使公司管理层最好地利用关键机会 5292;避免隐患，这对公司具有长期的正面影响。这将是个持续的项目。
J.	HCI会帮助公司组织主持09财年第四季度的季报电话会议。准备讲稿并将反馈和关键信息包括进电话会议和演讲草稿内。为公司准备一个经常会被问到的问题清单。预定会议时间，包括网络直播和发布一个新闻稿来通知投资人（至少在电话会议７&# 22825;前发布）这将是一个时间非常紧张且非常重要的过程，HCI将帮助公司宣传公司的最新情况和投资热点，获取反馈来提高公众的了解。

DAYS 30-60    30-60 天

A.	HCI will formalize a Press Release calendar (queue) for coming three months. Create and release accordingly to the market and simultaneously to current and prospective investors inboxes.
B.	HCI and Wowjoint will discuss any goals for obtaining new independent board members if necessary while being attentive to what qualities the optimal candidate would posses.
C.
HCI will develop initial target list and begin making introductions to investment professionals and investors while seeding and confirming meetings for Road Shows.  Practice and refine presentation with management team.

➢	Target brokers, micro-cap fund managers, Buy and Sell Side Analysts, and high net worth investors which follow companies with a similar profile to Wowjoint.
D.
A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference calls a member of HCI will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HCI’s suggestions for improvements on both the context and delivery of the Company’s story.

E.	HCI will include Wowjoint where applicable in interviews with all financial online sites, including those listed previously in the media section of this proposal.
F.
Include Wowjoint in all presentations where HCI representatives will speak on China, including upcoming events such as Rodman Conference, Roth Conference, and other suitable conferences for CHINA FUNDAMENTAL ACQUISITION CORPORATE, etc.

A.	HCI会正式确定未来3个月的新闻公报，并根据这个撰写和发布公报并发布到现有和将来有兴趣的投资人的信箱中。
B.	HCI和公司将讨论聘用新的独立董事会成员（如果必要的话），并且参与决定候选人的资质.
C.	HCI会开发一个目标名单并开始为公司介绍给这些投资专业人士，为将来路演等活动准备会议。帮助公司演练演讲和改善演示材料，
➢	目标是经纪人，小型股票基金经理，买方卖方分析师，以及那些跟踪与Wowjoint 类似公司的高资产投资人。
D.	一个包含详细路演内容、参与对象的描述会在路演前提供给公司。在路演和/或者投资会议中，HCI将会来帮助联系投资人和他们对公司的了解。将为管理层提供一个反馈的总结包括HCI对提高 ;内容和信息传递方式的建议。
E.	HCI将为公司安排金融网站的采访，包括上述在媒体部分所列的其它网站。
F.	将公司包括在HCI 将要做的关于中国的演讲材料中进行介绍，例如罗德曼会议，罗仕资本会议等。

DAYS 60-90   60-90 天

A.	HCI will initiate a perception study – contact current shareholders to ask for candid critique on management’s communication abilities and ways to improve this.
B.
HCI will target brokerage firms who hold conferences which would be applicable for Wowjoint. Establish a goal of having management present in at least 3-4 new conferences during the initial 1 year contract. These would be non-paid for and have high institutional attendance, in addition to high net worth investors. HCI will also seek to have the Company included on “sell-side” sponsored investor tours in China/Hong Kong. Additionally, HCI will seek opportunities to present to brokers directly at firms for both teach-ins and hosting small affairs in the city just after work. Make additional introductions for investment professionals on behalf of the Company. Follow-up and spend time to assist with due diligence efforts and convert introductions to potential new shareholders. Schedule conference calls if necessary and establish a queue for the next road show.

C.
A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference HCI will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HCI’s suggestions for improvements on both the context and delivery of the Company’s story.

D.	HCI will formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals.

E.
 HCI will target newsletter editors and publishers for a “Buy Recommendation.”  Focus on Business Publications for appropriate stories on Wowjoint  products, key competitive advantages and value propositions to investors and industry players. Follow-up accordingly with all interest parties with a goal of receiving a new piece of coverage at least every 45 days.

F.
 HCI will host Virtual Road Shows for management with goal of having at least 15 new investment professionals joining during each event. Alternate schedules between these events and traditional Road Shows to keep a fresh new audience in front of the story.

G.
 HCI will update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance. In addition this information can be utilized to improve the presentation materials while defining key investment metrics.

A.	HCI将进行一个了解活动 – 联系目前投资股东并直接了解对公司管理层的沟通能力的意见，并且将这些意见转化为行动来进行改善。
B.
HCI将目标那些举办投资会议的经纪人公司来选择合适Wowjoint 的会议，建立一个让公司管理层在合同第一年内举行的 3-4次新的投资会议上演示的目标。这些将是免费并且有很多机构投资人及高资产投资人参与的会议。HCI将寻求把公司包括进“卖方”资助的在中国和香港举办的投资人的巡回会议。代表公司向投资专业人士为公司做额外介绍，跟进并Õ 27;助尽职调查的进程使之转化为公司的新股东。安排电话会议并为路演建立联系。

C.	一个包含详细路演内容、参与对象的描述会在路演前提供给公司。在路演和/或者投资会议中，HCI将会来帮助联系投资人和他们对公司的了解。将为管理层提供一个反馈的总结包括HCI对提高 ;内容和信息传递方式的建议。
D.	HCI将更新数据库确保新闻稿发送给相关投资人群体。
E.	HCI将以季刊编辑和出版商为目标的“股票购买建议”。重点于商业出版物把Wowjoint 产品，竞争优势和价值定位编成合适的事迹来展现给投资者和行业人士。跟随着则是所有相关利益方将至少每45天得到一份新的信息。
F.	HCI将举办网络路演，每次将能邀请到至少15位新的投资专业人士加入。在这种网络路演和传统路演之间调整时间使不断有新的投资者了解公司。
G.	HCI将对于现有及未来投资人进行的更新与理解的研究已了解市场对公司的预期，这些信息确保在即将到来的电话会议中公司能保持主动，并使投资者建立对公司前景的正确衡量。另外这些信息能被用来改善公司演示资料并定& #20041;关键的投资内容。

DAYS 90-120  90-120 天

A.
Target newsletter editors and publishers for a “Buy Recommendation.”  Focus on Business Publications for appropriate stories on Wowjointproducts, key competitive advantages and value propositions to investors and industry players.

B.
Update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in upcoming conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance. In addition this information can be utilized to improve the presentation materials while defining key investment metrics.

C.
Set agenda for Road Show targeting different cities than previously visited and new investors in each location. Also schedule conference calls for management with parties which have a strong interest but are located in locations not included on the road show, or are unable to meet because of scheduling complications.  Utilize virtual road show platform to go through PPT and host interactive Q&A.

A.	以季刊编辑和出版商为目标的“股票购买建议”。重点于商业出版物把Wowjoint 产品，竞争优势和价值定位编成合适的事迹来展现给投资者和行业人士。

B.	对现有及未来投资人进行研究以了解市场对公司的预期，用于接下来的公司电话会议，确保公司在股东交流中处于主动，并使投资人建立对公司前景的正确衡量。另外这些信息能被使用来改善公司演示资料并定义关键的投资内容。
C.	开始计划在不同城市的地方举行下一个路演的行程。并且帮公司管理层安排与那些对公司很感兴趣但因为地理位置受限制而不能参与路演并面对面交流的投资人进行电话会议。利用网上路演系统来介绍PPT和回答投资者的问题& #12290;

DAYS 120-180   120-180 天

A.	HCI will repeat activities and deliverables outlined in days 30-120
B.
HCI and Wowjoint will host Virtual Road Shows for management with goal of having at least 15 new investment professionals joining during each event. Alternate schedules between these events and traditional Road Shows.

C.
HCI will book a formal Road Show, each quarter, shortly after earnings are released. Continue to follow-up to ensure due diligence requests are met and to keep Wowjoint in front of interested investors.

A.	HCI将继续按照30-120天的计划安排进行投资者推介。
B.	HCI将和公司一起举办网络路演，目标是每次能邀请到１５名新的投资人士加入此活动。调整正式路演和网络路演的时间表。
C.	HCI将在每一季度财务报表公布后的近期预定一次正式路演，持续的跟进确保尽职调查的顺利进行及将Wowjoint 介绍给感兴趣的投资人。

DAYS  180+   180 天及以后

A.	HCI will Provide progress reports to senior management when appropriate. Evaluate achievements after the first 180 days and make changes where necessary.

A.	HCI将为公司管理层提供进展报告，如果必要的话在180天后评估成果

ONGOING  – These services will be provided ongoing with a summary included in each quarterly update

持续的项目 – 这些服务将在整个合同有效期间持续提供，并在每三个月向公司提供关于这些服务的最新情况

A.
Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer term investor.

B.
Formalize and continually update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

C.
Provide valuable consulting services to Wowjoint.  This would relate to educating senior management on how various actions could be both perceived and impact the public market. If necessary, HCI can be helpful in analyzing perspective acquisitions and financing needs and make key introductions where necessary.

D.	Provide progress reports to senior management and evaluate achievements with a detailed report every quarter.

A.	及时回复所有投资的要求和电话来帮助公司信息的传播，专注于教育公司股东，基于一个能持续获得信息的投资者将会是一个长期投资者这样一个前提。
B.	完成和持续更新股东名单，保证公司的新闻发布被传真或者用电子邮件传送到这些人手中。这包括与所有股东联系的对话记录和在电话会议前打电话提醒投资者。
C.	为公司提供有价值的咨询服务。这包括教育管理层为什么不同的行为会如何影响股票的市场表现，如果必要的话，HCI将帮助公司分析兼并与融资需求并进行关键的介绍工作。
D.	每个季度为公司管理层提供详细的进展报告并评估成果。

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As Wowjoint grows, HCI will recommend changes to the Agenda that compliment this growth.  As the Company continues to execute its strategic plan by winning new customers and expanding its base of business HCI will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

许多以上的项目都将可能同时发生但有些项目将会在时间方面有优先，随着Wowjoint的发展，HCI将对以上的时间表进行修改来适应公司的发展，随着公司持续的通过获得新客户并且扩展&# 29983;意来执行战略计划，HCI将拓展HCI介绍的投资人的目标。在发展的每个阶段，一些适合公司的面对资本市场的方案将会被包括到这个时间表内来获得最佳效果。

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

A.
An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable aboutWowjoint: including senior management, the company’s products, and its current financial condition & growth opportunities.

B.	An increase in the number of articles printed in both trade and financial publications.
C.	An increase in the liquidity of the common stock.
D.	An increase in Wowjointmarket capitalization coupled with a broader, more diverse shareholder base.
E.	Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

假设通过管理层的努力最终会取得成功，扩大利润，那么这项金融沟通和强化计划的最终目的就是：

A.	增加专业金融人士的数量（包括经纪人，机构投资者和分析人员），和个人投资者，这两类人士均熟悉公司：包括高级管理人员、公司的产品、当前的财务状况和增长机会。
B.	增加在贸易和金融刊物上刊发的文章数量。
C.	提高普通股票的流通性。
D.	提高公司股票市值，同时扩大股东数量，实现股东的多元化。
E.	获得合适和更好的资本市场,这将有助于今后的收购和周转需要。

IV.           Term  合同条款

This agreement shall remain in effect for a period commencing on March 12, 2010 and expires twelve months (365 days) from signing date.  In the event that HCI commits any material breach or violation of the provisions of this Agreement, then, the Company has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period. This would include breaching any fiduciary or legal obligations to Wowjoint as defined in the agreement .

本协定应该在签署之日和从2010年3月12日起为期12个月 (365天)的有效期内保持有效。如果HCI出现重大违约或触犯任何违反本协定的条款,那么当事人都有权在契约期限的任何时间内和（或）在延໳ 1;契约的期限的时候终止本协定。此外,在最初6个月之后, 若HCI在正式协议中未能履行其义务，Wowjoint 有权终止合同。这将包括违反任何如协议规定的对Wowjoint的法律义务，。

V.           Compensation 报酬

Cash 现金	Monthly consulting and services fee of $9, 000 USD per month payable at the first of each month for the 12 month period 每月咨询服务费9,000美元，12个月合同期的每个月初支付。
Equity 股票
The company will issue for services a warrant to HCI to purchase 60,000 shares of CHINA FUNDAMENTAL ACQUISITION CORPORATE stock with a strike price equal to $10.00. The warrant will be sent to HCI within 30 days of contract signing. The number of shares will adjusted for any stock dividend or split from issuance through expiration.  The warrant will vest on the anniversary of the 1-year agreement (March 12, 2011) and will expire 4 years from the date of vesting, or  March 12, 2015. The company agrees to register the shares underlying the warrants in the next available registration statement. If the shares underlying the warrant are not registered by the vesting date the company agrees to implement a cashless exercise provision.
公司将为HCI的服务授予以 US$ 10价购买Wowjoint 60,000股股票的权证，公司将在合同签署后30天内将权证颁发给HCI公司。该权证将根据任何分红或者缩股而调整，该权证将在合同签署后一年（2011年3月12日）生效并归属，并且4年后即2015年3月12日过期。公司同意将权证所代表的股票包括在下一次登记注册中，如果在归属时这些权证所含的股票还没有登记，公司同意将这些权证包好一个无现金行权的条款。

Expense Reimbursement 费用
Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis.  Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases.  Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up).  Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with client authorization prior to incurring any expenses.

只有客户通常会发生的费用才会按月要求客户支付。适用的报销项目包括：编写，打印和邮寄投资者文件包，新闻发布费用，传真新闻发布费用。任何需要增加复印或者打印份数的文件包都会根据实际发生的费用要求客户支付（无& 468;加费用）。其它额外项目，例如经纪人午餐，飞机票，住宿费用，地面交通或媒体活动等在发生之前得到用户同意后应由客户支付。

Sundry Costs 杂项费用
Assuming HCI schedule at least four organized, formal Road Shows, create and print investor packages, participate in at least four financial conferences and issue 12 press releases to the wire  during the one year agreement, HCI would suggest budgeting a total of approximately $30,000-$40,000 in hard costs during the next twelve months. This will include management travel expenses from China to the US. Actual costs could be less but HCI wants to create a reasonable expectation for budgeting purposes.

假设HCI在此合同规定的一年期间安排了至少四次的正式路演，编辑并打印了投资者的文件包，参与了至少四次金融会议，向新闻社发出了12篇新闻稿，HCI建议未来十二个月内有大 7010;有30,000－40,000美元的硬性成本预算。虽然实际发生的费用有可能比这个数目少些，但HCI必须为客户做出合理和保守的估计。

VI.           Prior Restriction 事先限制

HCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HCI from performing the services on behalf of the Company that HCI is herein agreeing to perform.

HCI代表公司不受限，或者不受任何以前存在的或者实行后会对HCI公司同意为公司提供的工作或者服务的表现带来不利影响合同或者包含任何规定的条款约束。

VII.           Assignment 转让

This Agreement is personal to HCI and may not be assigned in any way by HCI without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HCI and upon the successors and assigns of the Company.

这个合同是专门HCI公司使用，如果没有公司事先的书面同意不能被HCI再转让给任何其他第三方。在上述的规定下，任何此合同规定的权利责任应该保证而且应该给与HCI公司的继承人A 292;后继者或者HCI公司指定的单位。

VIII.        Confidentiality 保密

Except as required by law or court order, HCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HCI or which hereinafter may become known to HCI and HCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission ofWowjoint. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

除了被法律或者法院判决规定，HCI将保证公司将不会将HCI公司知道或者将要知道的任何交易秘密，保密信息或者知识产权信息透露给任何其他人，公司或者其他实体，除非获得公司的书面事先的允许&# 12290;为了这个合同的原因，“trade secrets or confidential or proprietary information”包括独特的关于公司的信息包括但不限制于公司的经营业务和它不被公众知道的信息。

IX.           Default 失责

1.
Except for a claim or controversy arising under Section VIII of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Brevard County, Florida in accordance with the rules of the American Arbitration Association.  The decision of the Arbitrator shall be binding and conclusive upon the parties.  Each party shall pay its own costs and expenses in any such arbitration.  The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally. The prevailing party shall be entitled to all documented costs directly related to the arbitration.

2.
In the event that HCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HCI to comply with, or restrain HCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HCI in default hereunder and to terminate this Agreement and any further payments hereunder.

3.
Since HCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HCI (or any material omission by the Company that caused such supplied information to be materially misleading).

1.	除根据第7条本协议索赔或所引起的争议，任何因为此协议其他条款索赔或所引起的争议，任何一方在此选择，根据议事规则的美国仲裁协会决定在佛罗里达州通过仲裁。仲裁人的仲裁须有约束力的和决定性。每一方应负担 3258;己的成本和费用。有关各方应平摊申请费和仲裁费用。获胜的一方有权收取所有与仲裁相关的直接费用。

2.	在万一HCI的任何实质性违反本协议的任何条款，公司在此诚意决定，该公司可借强制行动，迫使HCI遵守，或限制HCI违反这样的条文。此外，没有任何其他条件，公司应有权宣布HCI的违约，并终止本协定和任何进一步的服务费款项。

3.	既然HCI在任何时候都必须依靠公司官员董事，代理人，雇员提供信息的准确性和完整性，公司同意对于该公司给HCI的任何实质错误信息（或公司提供的信息中遗漏材料造成重大的误导） &# 24341;起的任何诉讼或诉讼可能出现的失控由公司提供费用对HCI的人员，代理人，员工赔偿，并进行无害化。

X.           Severability and Reformation 可服务性和改革

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

如果本协议的任何条款，是非法的，无效的，或根据当前或未来的法律难以执行的，本协议理解和执行时应完全分割这种非法的，无效或无法执行的条文，作为本协议从来没有的一部份，其余条文的规定，将继续充分有效，并不会受๢ 5;些非法的，无效的，或者是无法执行的条文影响。但如有任何此类事件，本协定有效的部分被视法律上是允许的和有效的。

XI.           Notices 通告

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at China Fundamental Acquisition Corporation  at 1108 A Block Tiancheng Mansion, #2 Xinfeng Rd. Deshemengwai St., Xincheng District, Beijing and in the case of HCI, be mailed to Hayden Communications International, Inc., 2975 Highway A1A, Suite 131, Melbourne, Florida 32951

任何由本协定要求的告示，应（一）以书面形式作出，并且必须是有手递的传送方式包括已经有足够邮资的注册邮件，收信确认，（包括主要特快专递公司，如联邦快递公司和Airborne公司） ， （二）专递送到即应被视为收到，及（三）如果邮寄给公司主要办事处，地址是中国北京西城区德胜门外大街新风路2号天成大厦A座1108或者HCI公司在 Hayden Communications International, Inc., 2975 Highway A1A, Suite 131, Melbourne, Florida 32951

XII.           Miscellaneous 其他

1.	This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.
2.
This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

3.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

1.	本协定不得更改，除非由双方书面签署并发表。
2.	本协议构成整个了解当事人之间的理解此协议的主题而且所有其他关于此主要主题的其他事项从属于此主题。
3.	此协议应该受佛罗里达州的法律管辖。

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

以昭信守，各方都签这个咨询协议之日开始执行。

AGREED:　同意

Hayden Communications International, Inc.		China Fundamental Acquisition Corporation
海顿咨询国际公司		Wowjoint Holdings Limited

By:	/s/ Matthew M. Hayden	By:	/s / Yabin Liu
	Matthew M. Hayden, President		Yabin Liu, Chief Executive Officer

Date:	March 12, 2010	Date:	March 12, 2010